EXHIBIT 2.3
ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 1, 2010 (the “Effective Date”) by and among United States Oil & Gas Corporation, a Delaware corporation (“Buyer”), Mike Werner and Debbie Werner, individuals resident in the State of North Dakota (“Sellers”), and Debbie Werner in her individual capacity as escrow agent (“Escrow Agent”).

RECITALS:

WHEREAS, Buyer and Sellers are party to that certain Securities Purchase Agreement dated as of the date hereof (the “Securities Purchase Agreement”), pursuant to which Sellers shall sell to Buyer all of the issued and outstanding stock of United Oil & Gas, Inc. (the “Target Company”);

WHEREAS, certain of the assets (the “Assigned Property”) used in the business of the Target Company are owned by the Sellers rather than by the Target Company;

WHEREAS, in connection with the sale of the Target Company stock to Buyer, Sellers desire to assign the Assigned Property to the Buyer on the terms set forth herein;

WHEREAS, Buyer and Sellers desire that the assignment of the Assigned Property to Buyer become effective on the date upon which the Note (as defined in the Securities Purchase Agreement) has been satisfied and paid in full by Buyer; and

WHEREAS, to induce Buyer to proceed with the transactions contemplated by this Agreement, Sellers are prepared to make certain representations, warranties and covenants to Buyer.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and in the Securities Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1   Agreement to Purchase and Sell.  Upon the terms and subject to the conditions set forth in this Agreement, upon the Closing Date (as defined in Section 2.3), Sellers shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Sellers, all of their right, title and interest existing now or at any time hereafter through the Closing Date (whether or not in inchoate form) in or to all of the following assets, properties and rights of Sellers:

(a)  Personal Property.  The buildings, machinery, equipment, pumps, vehicles and other tangible personal property located at 203 East 11th Street, Bottineau, ND 58318

(b)  Real Property.  The real property described in the warranty deed attached hereto as Exhibit A (the “Real Property” and, collectively with the Personal Property, the “Transferred Assets”);

(c)  Permits.  All permits, including all pending applications therefor or renewals thereof with respect to the Transferred Assets (the “Permits”), in each case to the extent their transfer is permitted by law; and

(d)  Warranties.  All rights under express or implied warranties from the providers of goods and services in connection with the operation of the Transferred Assets or the ownership of the Transferred Assets.

The assets, properties and rights to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 are collectively referred to as the “Purchased Assets”.  All of the Purchased Assets shall be sold to Buyer free and clear of any liens or other encumbrances.  The Purchased Assets shall not include those assets, properties and rights of Seller identified by Buyer as Excluded Assets herein.

1.2   Excluded Assets.  Sellers will retain all of their right, title and interest in and to, and will not, and will not be deemed to, sell, transfer, assign, convey or deliver to Buyer, and the Purchased Assets will not include, any assets, rights or properties other than those specifically described in Section 1.1 (the “Excluded Assets”).

1.3   Agreement to Assume Certain Obligations.  At the Closing and subject to the terms and conditions of this Agreement, Buyer shall assume and agree to discharge and perform when due, the mortgage balance of $5,155.92 (at December 31, 2009) on the Real Property listed in Section 1.1(b) (the “Assumed Obligations”) that by their terms are to be performed after the Closing Date.

1.4   Retained Liabilities.  Except for the Assumed Obligations, Sellers agree that Buyer shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Sellers (the “Retained Liabilities”), and Sellers shall remain responsible for all Retained Liabilities.

ARTICLE II

PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

2.1   Consideration.  Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Purchased Assets and the covenants contained herein and in full payment therefor, (i) Buyer shall pay to Sellers the consideration set forth in Section 2.2, and (ii) Buyer shall assume the Assumed Obligations.

2.2   Payment of Note.  As the sole consideration for the Purchased Assets, Buyer shall pay in full and otherwise satisfy its obligations under that certain Promissory Note dated as of the date hereof (the “Note”) issued by Buyer to Sellers in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

2.3   Time and Place of Closing.  Subject to the terms and conditions set forth herein, the transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 AM central time on the Closing Date as determined pursuant to Section 2.4.

2.4   Transfer of Property on Closing Date.  Upon payment by Buyer in full of the Note (by payment in cash, reduction in principal amount pursuant to Section 4 of the Note, or a combination of both), Buyer shall send to Sellers and Escrow Agent a Notice of Assignment in the form attached hereto as Exhibit B (the “Notice”).  Such Notice of Assignment shall specify the date upon which the transactions consummated by this Agreement shall take place (the “Closing Date”), which date shall at least seven days following the date of such Notice.

(a)  Personal Property.  At 10:00 AM Texas time (“Transfer Time”) on the Closing Date, without further action by any party, all of Sellers’ right, title and interest in the Personal Property shall be sold, assigned and transferred to Assignee, effective immediately as of Transfer Time.  Such transfer shall be effected pursuant to that certain Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit C (the “Assignment Agreement”), which Assignment Agreement shall be executed by Sellers on the Effective Date and placed into escrow with the Escrow Agent on the Effective Date.  After the Transfer Time, the parties agree to use their respective best efforts to effect the physical transfer of the Personal Property into Buyer’s sole possession if so requested by Buyer.

(b)  Real Property.  On the Closing Date, all of Sellers’ right, title and interest in the Real Property shall be sold, assigned and transferred to Assignee.  Such transfer shall be effected pursuant to that certain warranty deed attached hereto as Exhibit A (the “Warranty Deed”), which Warranty Deed shall be executed by Sellers on the Effective Date and placed into escrow with the Escrow Agent on the Effective Date.

2.5   Duties of Escrow Agent on Closing Date.  On the Closing Date, the Escrow Agent covenants and agrees to take the following actions:

(a)      Escrow Agent shall promptly deliver the Warranty Deed to the Buyer.

(b)  Escrow Agent shall date the Assignment Agreement as of the Closing Date and shall promptly send the originally-executed, dated Assignment Agreement to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Sellers hereby represent and warrant to Buyer as applicable, and Buyer hereby represents to Sellers as applicable, that as of the date hereof and as of the Closing Date.

3.1   Seller Representations and Warranties.

(a)  Each Seller has all requisite power and authority (i) to execute and deliver this Agreement, (ii) to sell the Personal Property and Real Property and (iii) to execute and deliver this Agreement and to carry out and perform its obligations hereunder.  This Agreement, when executed and delivered by Seller, will constitute a valid and binding obligation of eac Seller, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby, will not

(i)  contravene, conflict with or result in a violation of any provision of the organizational documents of the Target Company;

(ii)     contravene, conflict with or result in a violation of any of the terms of, or give any federal, state or local governmental authority the right to challenge the transaction contemplated hereby or to exercise any remedy or obtain any relief under, any law or governmental order to which the Seller, the Target Company, or any of the assets owned or used by the Sellers may be subject;

(iii)    cause the Buyer or the Target Company to become liable for the payment of any tax, or cause any of the assets owned by the Target Company to be reassessed or revalued by any taxing authority;

(iv)    result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any provision of any mortgage, indenture, agreement, instrument or contract to which the Target Company or any Seller is a party or by which the Target Company or any Seller is bound; or

(v)     result in the imposition or creation of any lien or other encumbrance upon or with respect to any of the assets owned or used by the Target Company.

(b)           Condition of Purchased Assets.

(i)  Condition of Personal Property.  Each Seller represents and warrants that the Personal Property assets are in good working order and condition, ordinary wear and tear excepted, have been properly maintained, are suitable for the uses for which they are being utilized in the business, do not require more than regularly scheduled maintenance in the ordinary course, consistent with Sellers’ established maintenance policies, to keep them in good operating condition and comply with all requirements under applicable laws, regulations and licenses which govern the use and operation thereof.

(ii)     Title to of Purchased Assets.  Sellers represent and warrant that Sellers have, and on the Closing Date will convey and transfer to Buyer, good, complete and marketable title to all of the Purchased Assets free and clear of all liens or other encumbrances of any nature whatsoever.

(c)  Representations and Warranties of Seller.  The representations and warranties of Sellers contained herein do not contain any statement of a material fact that was untrue when made or omit any information necessary to make any such statement contained therein not misleading.

3.2   Buyer Representations and Warranties.

(a)  The Buyer is a corporation organized, existing and in good standing under the laws of the state of Delaware.  The Buyer has all requisite power and authority to execute and deliver this Agreement and carry out and perform its obligations hereunder.  This Agreement, when executed and delivered by the Buyer, will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally,  and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

ARTICLE IV

THE CLOSING

4.1   Conditions to Closing.  The obligations of Sellers and Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)  Sellers and Buyer shall have executed the Assignment Agreement in the form attached hereto as Exhibit C as of the date hereof and shall have delivered such executed Assignment Agreement to Escrow Agent.

(b)  Sellers shall have executed the Warranty Deed in the form attached hereto as Exhibit A as of the date hereof and shall have provided such executed Warranty Deed to Escrow Agent.

(c)  Buyer shall have paid the Note in full, and shall have delivered to Sellers a Notice of Assignment in the form attached hereto as Exhibit B in accordance with the Notice procedures set forth in Section 6.1(c) hereof.

(d)  The Closing Date specified in the Notice of Assignment shall have occurred.

4.2   Representations, Warranties and Covenants.  The representations and warranties of Seller in this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such time.

4.3   Escrow Agent Obligations at Closing.  On the Closing Date, Escrow Agent shall execute its duties as set forth in Section 2.5 hereof.

ARTICLE V

INDEMNIFICATION

5.1   Indemnification.

(a)  The representations and warranties made by the Sellers pursuant hereto or in any document, certificate, schedule, or instrument delivered in connection herewith shall survive the Effective Date and shall continue in effect for twelve (12) months following the Closing Date, except that (i) the representations and warranties set forth in Section 3.1(b)(ii) shall survive the Closing Dates in accordance with the applicable statute of limitations; provided, however, that any indemnification obligation shall not terminate as to any Losses, as defined below, with respect to which a Claim Notice, as defined below, has been delivered to the Sellers prior to the expiration of the applicable survivability period, and provided further that Sellers’ indemnification obligations for fraud or intentional misrepresentation shall not terminate until the expiration of the applicable statute of limitations, regardless of whether the underlying representation or warranty has terminated.

(b)  Except to the extent caused by the Buyer’s gross negligence or willful misconduct, the Sellers shall indemnify and hold harmless the Buyer and its directors, officers, employees, shareholders and agents from and against any and all demands, actions or causes of action, claims, liabilities, damages, losses, fines, costs and expenses (including interest, penalties and reasonable attorneys fees and expenses) (collectively, “Losses”), incurred by any of them and arising out of or based upon:

(i)  any breach by the Sellers of their representations, warranties, covenants or agreements set forth in this Agreement, or any other document or instrument delivered by the Sellers pursuant hereto or thereto;

(ii)     any breach by the Sellers of any covenant or obligation of such party in this Agreement; or

(iii)    any obligation of the Sellers’ imposed on the Buyer by operation of law in connection with the transactions contemplated by this Agreement.

THE BUYER AND THE SELLERS INTEND THAT SUCH BUYER, ITS AGENTS AND REPRESENTATIVES BE INDEMNIFIED FROM LIABILITY FOR ITS OWN NEGLIGENCE PURSUANT TO THIS SECTION 5.1(a).

5.2   Indemnification Claims.

(a)  Promptly after the incurrence of any Losses by a party entitled to indemnification pursuant to Section 5.1  (an “Indemnitee”), including any claim by a third party described in subsection 5.2(b), which might give rise to indemnification, the Indemnitee shall deliver to the party from which indemnification is sought (the “Indemnitor”) a notice that specifies in a reasonable detail each individual item of Loss, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  Claims for Losses to which an Indemnitor shall not object in writing within thirty (30) days after receipt of notice, and claims for Losses which are contested and resolved by agreement or judicial determination or shall have been settled with the consent of the Indemnitor shall be paid within ten (10) days.

(b)  If a claim or demand is made against either party by any third party (a “Third Party Claim”) as to which the Indemnitor may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee, within a reasonable time after receipt of such claim or demand, shall notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim (a “Claim Notice”).  The failure by any Indemnitee to deliver a Claim Notice to the Indemnitor shall not relieve the Indemnitor from any liability that it may have to such Indemnitee under this Agreement, except to the extent that the Indemnitor shall have demonstrated that it has been actually prejudiced as a result of such failure.  Upon receipt of a Claim Notice, the Indemnitor shall have the right, but not the obligation, to assume and control the defense and settlement of the Third Party Claim for and on behalf of the Indemnitee.  The Indemnitor shall have 5 (five) business days to notify the Indemnitee in writing of its decision in this regard.  If the Indemnitor is entitled to and elects to exercise its right to assume and control the defense and settlement of the Third Party Claim, then the Indemnitor shall diligently and continuously defend such Third Party Claim through counsel reasonably satisfactory to the Indemnitee, and the Indemnitee shall have the right to participate in the defense and settlement thereof at its own expense.  The Indemnitee shall cooperate with the Indemnitor in the defense and settlement thereof (including preserving and sharing relevant documents and records, attending and testifying at hearings and proceedings, and the like), and the Indemnitor shall not, without the Indemnitee’s prior written consent, settle such Third Party Claim unless the sole relief provided in such settlement is monetary in nature and shall be paid in full by the Indemnitor.  If the Indemnitor declines to assume and control the defense of the Third Party Claim, then the Indemnitee may proceed to defend the Third Party Claim as it sees fit, with a full reservation of rights against the Indemnitor.

(c)  The Sellers’ indemnification obligations shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by or on behalf of the Buyer at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement.  Neither the exercise of nor the failure to exercise the foregoing rights shall constitute an election of remedies or limit in any manner the enforcement of any other remedies that may be available.

ARTICLE VI
MISCELLANEOUS

6.1   General Provisions.

(a)  Governing Law.  This Agreement shall be governed by and construed under the laws of the State of North Dakota, without regard to the conflict of law provisions thereof.

(b)  Additional Undertakings.  Each party hereto hereby agrees to take such additional action and execute such additional documents as the Buyer may deem reasonably necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on any party or the Shares pursuant to the express provisions of this Agreement.

(c)  Notice.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given to the person designated below (i) on the date of delivery if delivered in person; (ii) on the first business day after being sent by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission; (iii) on the third business day following the deposit thereof in the United States Mail, provided it is mailed by certified mail, return receipt requested and postage prepaid and properly addressed; or (iv) on the second business day after being sent by air courier.  Furthermore and notwithstanding the foregoing, an electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 6.1(c) if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a nonelectronic form.  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.  Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.  Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified below:

if to Buyer, to:

United States Oil & Gas Corp.
11782 Jollyville Road
Suite 211B
Austin, TX  78750
Attention:  Alex Tawse
Email:  alex@usaoilandgas.com
Fax:  (512) 628-6880

and a copy (which shall not constitute notice) to:

Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, TX  78701
Attention:  Ted Gilman
Fax:  (512) 320-9292

and if to the Sellers, to:

Mike and Debbie Werner
P.O. Box 386
Bottineau, ND 58318
Email: unitedog@utma.com
Fax:  701-228-3012

and if to Debbie Warner in her capacity as Escrow Agent, to the address specified for the Sellers.

(d)  Entire Agreement; Amendment.  This Agreement and the Securities Purchase Agreement represent the entire agreement among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement may only be amended, modified or waived in a writing referencing this Agreement signed by the Buyer and the Sellers.

(e)  Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(f)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  This Agreement may be executed and delivered by facsimile transmission.

(g)  Expenses.  Each party hereto shall be responsible for and pay its own legal, accounting and other professional fees and charges and all other costs and expenses incurred in connection with the transactions contemplated herein.

(h)  Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Buyer and the Buyer’s legal representatives, heirs, legatees, distributees, assigns and transfers by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

(i)  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(j)  Joint Product.  This Agreement is the joint product of the Sellers and the Buyer and each provision hereof and thereof has been subject to the mutual consultation, negotiation and agreement of the Sellers and the Buyer and shall not be construed against any party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

SELLERS:

/s/Debbie Werner
Debbie Werner

/s/Mike Werner
Mike Werner

BUYER:

UNITED STATES OIL & GAS CORPORATION

/s/ Alex Tawse
Alex Tawse
President and Chief Executive Officer

ESCROW AGENT:

/s/Debbie Werner
Debbie Werner

Exhibit A

WARRANTY DEED

THIS INDENTURE, Made this 6th day of January, the year 2010, between, **MIKE WERNER and DEBBIE WERNER**, husband and wife, hereinafter referred to as Grantors, and **UNITED STATES OIL & GAS CORPORATION,** whose post office is 11782 Jollyville Road, Suite 211B, Austin, TX 78750, hereinafter referred to as Grantee.

WITNESSETH, For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable considerations, Grantors do hereby GRANT to the Grantee, all of the following real property lying and being in the County of Bottineau and State of North Dakota, and described as follows, to-wit:

That portion of the North 68 feet of the South 95 feet of Block 2 of Hamilton's Subdivision of Park "A" of Comstock's First Addition to South Bottineau, which lies West of Oak Creek

Together with all of the Grantors' right, title and interest in and to (i) all rights, privileges, easements and appurtenances pertaining thereto, (ii) any utility, mineral, water and other development rights pertaining thereto, (iii) all buildings, structures, fixtures and improvements thereon, and (iv) any road, street or alley adjoining the property and any strips or gores of land adjoining the property described above.

TO HAVE AND TO HOLD the above-described property together with all and singular the rights and appurtenances thereto in any wise belonging, unto Grantee, its successors and assigns forever, and the said Grantors for themselves, their heirs, executors and administrators, do covenant with the Grantee that they are well seized in fee of the land and premises aforesaid and have good right to sell and convey the same in manner and form aforesaid; that the same are free from all encumbrances, except installments of special assessments or assessments for special improvements which have not been certified to the County Auditor for collection, and the above granted lands and premises in the quiet and peaceable possession of said Grantee, against all persons lawfully claiming or to claim the whole or any part thereof, the said Grantors will warrant and defend.

IN WITNESS WHEREOF, The said Grantors hereunto set their hands the day and year first above written.

Mike Werner
Mike Werner

Debbie Werner
Debbie Werner

STATE OF NORTH DAKOTA)
) ss.
COUNTY OF BOTTINEAU)

Acknowledged before me this 6th day of January, 2010 by Mike Werner and Debbie Werner, husband and wife, Grantors.

Judy Allard
Notary Public

JUDY ALLARD
Notary Public
State of North Dakota
My Commission Expires May 1, 2011

Exhibit B

Notice of Assignment

[Date]

Mike and Debbie Werner
P.O. Box 386
Bottineau, ND 58318

Dear Mike and Debbie:

I am writing to in connection with that certain Asset Purchase Agreement dated as of January 1, 2010, by and between yourselves and United States Oil & Gas Corporation (the “Purchase Agreement”).  This letter shall serve as notice to you pursuant to Section 2.4 of the Purchase Agreement that the Note has been paid in full and terminated.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

You are hereby notified that the Closing Date shall be ________________.

I direct your attention to Section 2.5 of the Closing Date, which sets forth the duties of Debbie Werner as Escrow Agent on the Closing Date.  Please deliver the items specified therein to me promptly following the Closing Date.

Thank you for your cooperation in this matter.  Please contact me if you have any questions regarding the actions to take place on the Closing Date.

Regards, Alex Tawse President and Chief Executive Officer United States Oil & Gas Corp.

Exhibit C

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”), is entered into as of January 1, 2010, by and between by and among United States Oil & Gas Corporation, a Delaware corporation (“Buyer”) and Mike Werner and Debbie Werner, individuals resident in the State of North Dakota (“Sellers”). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).  This Bill of Sale shall be effective upon the Closing Date (as defined in the Purchase Agreement).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement between Buyer and Sellers dated as of the date hereof (the “Purchase Agreement”), Seller has agreed to sell, convey, transfer, assign and to Buyer, free and clear of all liens and other encumbrances, and Buyer has agreed to purchase from Sellers, all of Sellers’ right title and interest in and to the Purchased Assets;

WHEREAS, in accordance with the terms of the Purchase Agreement, Sellers has further agreed to assign to Buyer, and Buyer has further agreed to assume from Seller, the Assumed Obligations (if any) listed on Schedule 1.3 to the Purchase Agreement;

WHEREAS, the assignment of the Purchased Assets and the assignment and the assumption of the Assumed Obligations shall take place on the Closing Date, which date shall be determined in accordance with the Purchase Agreement; and

WHEREAS, the Seller desires to deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery as are required to sell, convey, transfer, assign and deliver to Buyer all of the Purchased Assets and Assumed Obligations, such instruments to be held in escrow and delivered to Buyer on the Closing Date in accordance with the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the mutual promises herein and therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Assignment and Assumption.  For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by Section 1.1 of the Purchase Agreement, Sellers hereby sell, convey, transfer, assign and deliver to Buyer all of the Purchased Assets free and clear of all liens and other encumbrances and all of the Assumed Obligations listed on Schedule 1.3 of the Purchase Agreement.

2.           Assumption.  Buyer hereby purchases, accepts and acquires from Sellers the Purchased Assets free and clear of all liens and other encumbrances.  Buyer hereby further assumes and agrees to discharge, to be bound, and perform when due the Assumed Obligations listed on Schedule 1.3 of the Purchase Agreement, subject to any terms, conditions and limitations set forth in the Purchase Agreement.

3.           Terms and Conditions.  This Bill of Sale is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement (including, without limitation, the representations, warranties and covenants set forth in the Purchase Agreement).

4.	Miscellaneous.

(a)           Conflict of Terms.  In the event of any conflict or inconsistency between the terms of this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement will prevail.  Nothing contained herein will be deemed to alter, modify, expand or diminish the terms of the Purchase Agreement.

(b)           Governing Law; Consent to Jurisdiction.  This Bill of Sale shall be governed by and construed in accordance with the choice of law provisions set forth in the Purchase Agreement.

(d)           Severability.  Should any term, provision or paragraph of this Bill of Sale be determined to be illegal or void or of no force and effect, the balance of the Bill of Sale shall survive.

(e)           Counterparts.  This Bill of Sale may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.2           [Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment and Assumption Agreement to be executed as of the date first written above.

SELLERS:

/s/Debbie Werner
Debbie Werner

/s/Mike Werner
Mike Werner

BUYER:

UNITED STATES OIL & GAS CORPORATION

/s/Alex Tawse
Alex Tawse
President and Chief Executive Officer

SIGNATURE PAGE TO BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT